October 18, 2007

O2Diesel Corporation
100 Commerce Drive
Suite 301
Newark, Delaware 19713

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to O2Diesel Corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 18,984,888 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), for resale by certain selling stockholders listed on Exhibit A, which consists of (i) 6,419,840 shares of Common Stock issued in a private placement completed on December 16, 2005, pursuant to the Common Stock and Warrant Purchase Agreement, by and between the Company and Abengoa Bioenergy R&D, Inc. (the “Abengoa Agreement”); (ii) 2,853,262 shares of Common Stock issuable upon exercise of warrants issued pursuant to the Abengoa Agreement (the “Abengoa Warrant”); (iii) 1,371,742 shares of Common Stock issued in a private placement completed on September 30, 2006, pursuant to the Common Stock and Warrant Purchase Agreement, by and between the Company and Energenics Holdings Pte Ltd. (the “Energenics Agreement”); (iv) 685,871 shares of Common Stock issuable upon exercise of warrants issued pursuant to the Energenics Agreement (the “Energenics Warrant”); (v) 6,123,346 shares of Common Stock issued in connection with the private placement completed on July 20, 2007 and August 20, 2007, pursuant to the Common Stock and Warrant Purchase Agreements, between the Company and the several investors named therein (“Purchase Agreements”); and (vi) 1,530,827 shares of Common Stock issuable upon exercise of warrants issued to the investors pursuant to the Purchase Agreements (each a “2007 Warrant,” and, collectively with the Abengoa Warrant and the Energenics Warrant, the “Warrants”).

In our capacity as special counsel to the Company and for purposes of this opinion, we have examined the following:

(a)    the Registration Statement;

(b)    the Abengoa Agreement;

O2Diesel Corporation
October 18, 2007

(c)    the Energenics Agreement;

(d)    the Purchase Agreements;

(e) the Warrants;

(f)    the Certificate of Incorporation of the Company, as certified by the Chief Financial Officer of the Company, as of the date hereof (the “Certificate”);

(g)    the Bylaws of the Company, as certified by the Chief Financial Officer of the Company, as of the date hereof (the “ Bylaws”); and

(h)    the Resolutions of the Board of Directors, adopted on October 25, 2005, September 15, 2006 and July 6, 2007, as certified by the Chief Executive Officer of the Company, as of the date hereof (the “Resolutions”).

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A. We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

B. In connection with all factual matters regarding the opinions set forth below, we have relied exclusively upon the certificates and other documents and information identified above. We have not verified any factual matters in connection with or apart from our review of such certificates and other documents, and, accordingly, we do not express any opinion or belief or make any representation as to matters that might have been disclosed by such verification.

C. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and we can give no assurance that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

D. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

O2Diesel Corporation
October 18, 2007

E. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

F. We do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws and the General Corporation Law of the State of Delaware. We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel. Insofar as the opinions expressed herein relate to matters of United States federal laws or regulations or to matters of the General Corporation Law of the State of Delaware, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.

Based on the foregoing, we are of the opinion that 13,914,928 shares of Common Stock included in the Registration Statement have been validly issued and are fully paid and nonassessable.

Also, based on the foregoing, we are of the opinion that the 5,069,960 shares included in the Registration Statement, when issued upon exercise of the Warrants in accordance with the terms thereof for legal consideration of not less than $0.0001 per share, will have been validly issued and will be fully paid and nonassessable.

This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

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O2Diesel Corporation
October 18, 2007

We hereby consent to your filing of this opinion as Exhibit 5 to the Registration Statement and to reference to our firm under the caption “Legal Matters” in the prospectus contained therein. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Arnold & Porter LLP

By: /s/ Kevin J. Lavin
Kevin J. Lavin, Esq.

O2Diesel Corporation
October 18, 2007

EXHIBIT A

Number of Shares
Name of Selling Shareholder	to be Registered

Abengoa Bioenergy R&D, Inc.	9,273,102
Energenics Holdings Pte Ltd.	2,057,613
Avendis	925,733
Preben Warga	30,857
Thierry Defforey	1,234,350
Gottardo Bank	3,537,500
Gaia Resource	925,733
Alda Services	375,000
Bink Banc	625,000

Total	18,984,888